CLEARWATER INVESTMENT TRUST

                         CLEARWATER MANAGEMENT CO., INC.

                         PARAMETRIC PORTFOLIO ASSOCIATES

                        KENNEDY CAPITAL MANAGEMENT, INC.

                        SIT FIXED INCOME ADVISORS II, LLC



                                 CODE OF ETHICS



1.       DEFINITIONS

1.1 Access Person. The term "Access Person" means any trustee or director, officer or Advisory Person of Clearwater Investment Trust (the "Trust"); Clearwater Management Co., Inc. or any other Advisor to the Trust (the "Advisor"); Parametric Portfolio Associates, Kennedy Capital Management, Inc., Sit Fixed Income Advisors II, LLP or any other subadviser to the Trust (the "subadvisers").

1.2 Advisory Person. The term "Advisory Person" means (i) any employee of any of the Trust, the Advisor or the subadvisers who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security by the Trust or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (ii) any natural person in a control relationship to any of the Trust, the Advisor or the subadvisers who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a Covered Security.

1.3 Being Considered for Purchase or Sale. A Covered Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

1.4 Beneficial Ownership. "Beneficial Ownership" of a Covered Security means the direct or indirect ownership of any right to any pecuniary benefit (other than a broker's commission, advisory fee based on a percentage of net assets or annual Trustees' fee) from holding, purchasing and/or selling such Covered Security. No person shall be considered to have "beneficial ownership" of a Covered Security for purposes of this Code of Ethics solely by reason of his or her possessing any voting and/or dispositive power with respect to the Covered Security.

1.5 Control. "Control" has the meaning set forth in Section 2(a)(9) of the Investment Company Act of 1940 (see Appendix hereto).

1.6 Disinterested Director. "Disinterested Director" means a trustee of the Trust who is not an "interested person" of the Trust within the meaning of
     Section 2(a)(19) of the Investment Company Act of 1940.

1.7 Purchase or Sale of a Covered Security. The purchase or sale of a Covered Security includes the writing of an option to purchase or sell a Covered Security.

1.8 Covered Security. "Covered Security" has the meaning set forth in Section 2(a)(36) (see Appendix hereto) of the Investment Company Act, except that "Covered Security" shall not include direct obligations of the government of the United States, bankers' acceptances, commercial paper, high quality short-term debt instruments (including repurchase agreements) or shares of non-Clearwater registered mutual funds. The shares of any Clearwater Fund are Covered Securities.

1.9 Security in Play. A "Security in Play" is a Covered Security (as defined herein) which (a) has been purchased or sold by the Trust within the preceding 7 days or is expected to be purchased or sold within the next 7 days or (b) is being considered by the Advisor, the subadvisers or any Advisory Employee for purchase or sale by the Trust.

2. PROHIBITED TRANSACTIONS AND CONDUCT

2.1 No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has or, by reason of such transaction, acquires any direct or indirect beneficial ownership if he or she knew or should have known that, such Covered Security was a Security in Play.

2.2 No Access Person shall purchase or sell, or cause to be purchased or sold, for any account as to which he or she is an investment adviser, trustee or other fiduciary, any Security in Play if any such purchase or sale might prejudice the interests of the Trust in purchasing or selling such security. Transactions which might prejudice the interests of the Trust include transactions which may (a) increase the price of a Security in Play which is being purchased or considered for purchase or (b) decrease the price of a Security in Play which is being sold or considered for sale.

2.3 No Access Person shall communicate to any person who is not an Access Person any material information relating to (a) purchases or sales of securities by the Trust (except to the extent previously disclosed in a periodic report of the Trust) or (b) Securities in Play.

2.4 No Access Person shall acquire directly or indirectly any beneficial ownership in any securities in an initial public offering or Limited Offering (private placement) without first obtaining approval from the Treasurer or other authorized person of the Trust.

3. EXEMPT TRANSACTIONS

The prohibitions in Section 2 of this Code shall not apply to:

3.1 Purchases or sales for an account with respect to which no Access Person has any direct or indirect influence or control.

3.2  Purchases  or sales  which  are  non-volitional  on the  part of an  Access
     Person.

3.3 Purchases which are part of an Automatic Investment Plan including dividend reinvestment plans.

3.4 Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

3.5 Purchases or sales which receive the prior approval of the Treasurer or other authorized person of the Trust, which approval has been given after a determination that the purchase or sale would not be prejudicial to the Trust.

4. REPORTING BY ACCESS PERSONS

4.1 Each Access Person, except disinterested Trustees described in Section 4.2, shall report to the Trust the information described in Sections 4.3, 4.4 and 4.5, provided that no report shall be required where such a report is a duplication of a report filed with the Treasurer, other authorized person of the Trust or an investment adviser to the Trust pursuant to the Investment Advisers act of 1940 or any rule promulgated thereunder.

4.2 The reporting requirements of Section 4.1 shall not apply to a Trustee who is not an "interested person" within the meaning of Section 2 (a) (19) of the Investment Company Act of 1940, and would be required to make such a report solely by reason of being a Trustee of the Trust, except where such Trustee had, or in the ordinary course of fulfilling his official duties as a Trustee, should have had knowledge of Securities in Play.

4.3 Initial Holdings Report. Not later than ten (10) days after becoming an Access Person, such person shall file an initial holdings report (which information must be current as of a date prior no more than 45 days prior to the date of becoming an access person) with the Treasurer or other authorized person of the Trust listing name, number of shares and principal amount of all Covered Securities beneficially owned by such person; listing any securities account such person maintains with a broker, dealer or other person and the date the report is submitted.

4.4 Annual Holdings Report. On or before January 30 of each year, each Access Person shall file with the Treasurer or other authorized person of the Trust an annual holdings report containing the following information as of a date no more than 45 days prior to prior to the date the report is submitted: the title, number of shares and principal amount of each Covered Security beneficially owned, and the name of any broker, dealer or other person with whom such person maintains an account in which any securities are held for benefit of such person.

4.5 Quarterly Securities Transaction Report. Not later than 30 days after the end of every calendar quarter, each Access Person shall file a Quarterly Securities Transaction Report with the Treasurer or other authorized person of the Trust which shall state the title and amount of the Covered Security or Securities involved; the interest rate and maturity date (if applicable); the date and nature of each transaction (i.e., purchase, sale or other acquisition or disposition); the price at which each transaction was effected; and the name of the broker, dealer or other person with or through whom each transaction was effected; and the date the report was submitted. If no transactions occurred during the period, the report shall so indicate. With respect to any account established during the quarter by the Access Person in which any securities were held for the benefit of such person, the report shall contain the name of the broker, dealer or other person with whom the Access Person established the account, the date the account was established and the date the report was submitted. Each report may state that the reporting of any transaction should not be construed as an admission that the Access Person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates. An Access Person need not make a Quarterly Securities Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Treasurer, other authorized person of the Trust or an investment adviser to the Trust pursuant to the Investment Advisers act of 1940, or any rule promulgated thereunder, within the above time period.

5.       REPORTS REQUIRED TO BE MADE BY SUBADVISERS TO THE TRUST

5.1 The subadvisers shall, upon engagement, provide the Trust with a copy of their Codes of Ethics together with a written certification that they have adopted procedures reasonably necessary to prevent Access Persons from violating the Codes of Ethics.

5.2 Upon the adoption of any material amendment to its Code of Ethics a copy of such amendment shall be immediately provided to the Trust.

5.3 In the event of a violation of the Trust's Code of Ethics or a subadviser's Code of Ethics, the subadviser shall immediately provide specific information about the violation, including sanctions that may have been imposed, to the Trust sufficient to allow the Trustees to make an independent determination whether the reported violation had a material affect on the Trust.

5.4 The subadvisers shall provide annual written certification to the Trust that there have been no violations of the subadviser's and the Trust's Codes of Ethics other than those reported pursuant to section 5.1.

5.5 The subadvisers shall provide annual written certification to the Trust that they have adopted procedures reasonably necessary to prevent Access Persons from violating the Codes of Ethics.

5.6 The subadvisers shall provide annual written certification to the Trust that all material amendments, if any, to their Codes of Ethics have been provided to the Trust.

6.       FAILURE TO COMPLY

     Upon learning of a failure to comply with the provisions of this Code, whether advertent or inadvertent, the Board of the Trust or the Advisor may take such action as it deems appropriate under the circumstances.



                                                        Revised December 3, 2004